                                                                    Exhibit 23.1

                         Consent of Conroy, Smith & Co.

Del Global Technologies Corp. 401(k) Plan

We consent to the  incorporation  by  reference in the  registration  statements
numbered  33-65439,   333-69723,  and  333-38024  on  Form  S-8  of  Del  Global
Technologies Corp. 401(k) Plan of our report dated August 21, 2003, with respect to the  statements of assets  available for benefits as of December 31, 2002 and
2001, and the related statements of changes of assets available for benefits for the year ended  December  31,  2002,  and the related  supplemental  schedule of assets held for  investment  purposes (held at end of year) which report appears in this annual report on Form 11-K of Del Global Technologies Corp. 401(k) Plan.

/s/  Conroy, Smith & Co
---------------------------

Conroy, Smith & Co
October 28, 2003
Hackensack, NJ